Exhibit 99.1

For Further Information:

Heather Wietzel

616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts to Acquire Hunter Mountain for $36.8 Million

Adds Premier New York Ski Area to Resort Portfolio

Investor Call/Webcast to Discuss Transaction Scheduled for 5:30pm ET

WILDWOOD, Mo., November 30, 2015 -- Peak Resorts, Inc. (NASDAQ:SKIS),  a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today announced it has entered into an agreement to purchase Hunter Mountain, the Catskills' premier winter resort destination, for cash consideration of $35 million plus the assumption of two capital leases estimated at approximately $1.8 million. Hunter Mountain generates approximately $27 million (unaudited) in annual revenue.  The purchase price is slightly more than six times Hunter Mountain’s adjusted EBITDA, which is estimated at approximately $6 million (unaudited) for its fiscal year ended April 30, 2015.

Peak Resorts currently has preliminary lender commitments for a first mortgage of approximately $20 million, which would be secured by Hunter Mountain assets. The remainder of the cash requirement is expected to be funded by tapping the line of credit the company announced in October 2015. Peak Resorts expects to complete the purchase of Hunter Mountain by year-end 2015.

Timothy D. Boyd, president and chief executive officer, said, “Hunter Mountain, under the stewardship of the Slutzky families, has become one of the iconic ski resorts in the Northeastern United States. Its reputation as one of the premier snowmaking resorts in the East makes it a perfect fit for our portfolio and strategy. We look forward to continuing the rich tradition the Slutzky families have built.

“Our roadmap for growth calls for a mix of organic growth and resort development as well as acquisitions that will let us build our portfolio of ski resorts in the attractive overnight and day-drive segments of the market. We expect this transaction will be accretive to Peak Resorts’ Reported EBITDA in the third quarter of fiscal 2016 and we will continue to evaluate other potential value-add acquisitions,” Boyd noted.

Boyd added, “Over the summer, Hunter Mountain completed a variety of capital improvement projects to enhance the ski experience.  Among the projects were a $1.2 million investment in new snow guns and a $500,000 investment in a state-of-the-art compressor to improve snow-making efficiency. In addition, the resort made trail improvements and expanded its Race Foundation facility.”

Boyd concluded, “Peak Resorts is set to become the preeminent ski operator in the metro New York-area with the addition of Hunter Mountain to our portfolio of resorts in New Hampshire, Vermont and Pennsylvania.  For this 2015-2016 ski season, we are planning to offer reciprocal programs among the resorts for the season passholders at Hunter Mountain and our current properties. Program details will be available by phone or in person, and also will be posted on the websites for each of the resorts in the coming weeks.”

Investor Call

Peak Resorts, Inc.Page 2 of 2

Peak Resorts will hold an investor conference call/webcast on Monday, November 30, at 5:30pm ET to discuss the transaction.

The call/webcast will be available via:

Webcast:ir.peakresorts.com on the Events page

Conference Call: 877-292-0959 (domestic) or 412-542-4158 (international)

A replay will be available on the Peak Resorts investor relations website (ir.peakresorts.com) after the call concludes.

About Hunter Mountain

The Hunter Mountain resort includes three separate mountains catering to skiers and riders of all ability levels along with several terrain parks and an all-ages tubing park. The Slutzky families founded the resort in the 1950s and have been integral to its success.

In addition, the resort offers a full complement of ski school programs, overnight/four-season accommodations, a variety of dining options, a conference and corporate event facilities, a members-only lounge and a retail center.  Hunter Mountain offers a variety of summer outdoor activities including a zipline with views of the Catskill Mountains. The resort also hosts festivals and concerts throughout the warmer months. The resort is located just over two hours by car from New York City and four hours by car from Philadelphia.

Hunter Mountain has a base elevation of 1,600 ft., summit elevation of 3,200 ft. and a vertical drop of 1,600 ft.  There are 240 skiable acres with 58 trails and 12 lifts.  The terrain is divided 30 percent Beginner, 30 percent Intermediate, 27 percent Advanced and 13 percent Expert.  Additional information on Hunter Mountain’s facilities is available at http://www.huntermtn.com.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company's ability to complete this transaction and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.